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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*

                                 Entegris, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   29362U104
                         ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 29362U104                        13G                 Page 2 of 5 Pages
          ---------
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 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           WCB Holdings LLC
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 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     Not Applicable.
                            (a) [_]
                            (b) [_]
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 3         SEC USE ONLY


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 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           WCB Holdings L.L.C. is a limited liability company organized in the State of Minnesota.
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                                       5      SOLE VOTING POWER

                                              19,455,608
                                      ------------------------------------------
NUMBER OF                              6      SHARED VOTING POWER
SHARES
BENEFICIALLY                                  0
OWNED BY                              ------------------------------------------
EACH                                   7      SOLE DISPOSITIVE POWER
REPORTING
PERSON                                        19,455,608
WITH                                  ------------------------------------------
                                       8      SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,455,608
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           28.43%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1.

         (a)      Name of Issuer:

                  Entegris, Inc.

         (b)      Address of Issuer's Principal Executive Office:

                  3500 Lyman Boulevard
                  Chaska, MN 55318

Item 2.

         (a)      Name of Person Filing:

                  WCB Holdings LLC

         (b)      Address of Principal Business Office:

                  950 Lake Drive
                  Chaska, MN 55317

         (c)      Citizenship:

                  Not applicable.

         (d)      Title of Class of Securities:

                  Common Stock, $.01 par value

         (e)      CUSIP Number:

                  29362U104

Item 3.  Not Applicable.

Item 4.  Ownership

         (a)      Amount beneficially owned:

                  19,455,608

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         (b)      Percent of Class:

                  28.43%

         (c)      Number of Shares as to Which Such Person Has:

                  (i)   sole power to vote or direct the vote:

                        19,455,608

                  (ii)  shared power to vote or direct the vote:

                        Not applicable.

                  (iii) sole power to dispose or direct the disposition of:

                        19,455,608

                  (iv)  shared power to dispose or to direct the disposition of:

                        Not applicable.

Item 5.  Not Applicable.

Item 6.  Not Applicable.

Item 7.  Not Applicable.

Item 8.  Not Applicable.

Item 9.  Not Applicable.

Item 10. Not Applicable.

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 7, 2001

                                       WCB Holdings LLC


                                       By: /s/ Mark A. Bongard
                                           -------------------------------------
                                           Mark A. Bongard
                                           Chief Manager